Nicor Inc.
Form 8-K
Exhibit 10.02

AMENDMENT
TO
NICOR INC.
STOCK DEFERRAL PLAN

WHEREAS, NICOR Inc. (the “Company”) previously established the Nicor Inc. Stock Deferral Plan as heretofore amended from time to time (the “Plan”);

WHEREAS, the Plan takes the form of two Plan documents; one which is applicable to post-2004 benefits, and the other governing pre-2005 benefits “grandfathered” under Section 409A (collectively the “Plan Documents”);

WHEREAS, the Company has entered into an Agreement and Plan of Merger with AGL Resources Inc., Apollo Acquisition Corp. (“Merger Sub”), and Ottawa Acquisition LLC (“Merger LLC”), dated as of December 6, 2010 (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into the Company, and the survivor thereof will then merge with an into Merger LLC, (the “Merger”), the separate corporate existence of the Company will cease and the Company’s equity securities will cease to be publicly traded;

WHEREAS, the Merger will constitute a Change in Control as defined in both Plan Documents, which pursuant to Section 4.7 of both Plan Documents requires a lump sum cash distribution of the Stock Units (both Grandfathered and Non-Grandfathered Benefits) under the Plan; and

WHEREAS, it is desirable to amend the Plan to provide for distribution of the Stock Units under the Plan based on the Cash Out Amount (as defined in the Merger Agreement).

NOW THEREFORE, the Plan is hereby amended effective immediately prior to the Effective Time of Merger (as defined in the Merger Agreement) as follows:

I.           By substituting the following for the first sentence of Section 4.7 of both Plan Documents:

“In the event of a Change in Control (as defined below), the Participant shall receive a lump sum cash distribution equal to (i) the cash equivalent that each Stock Unit would have received in the Change in Control had such Stock Unit been an outstanding share of Stock (with any consideration payable in stock or other property valued as determined by the Committee in accordance with the terms of any agreement affecting such Change in Control) if the holders of Stock received consideration for their Stock in the Change in Control or (ii) the closing market price per share of Stock as of the date of the Change in Control, if the holders of Stock did not receive any consideration for their Stock in connection with the Change in Control, multiplied by the number of Stock Units credited to a Participant’s Account.”

II.           This Amendment to the Plan shall be effective on the date approved by the Compensation Committee of the Board of Directors of the Company.

III.           In all other respects, the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed on its behalf by its duly authorized representative as of this 8th day of November, 2011.

NICOR INC.

By:          /s/ Claudia Colalillo
Claudia Colalillo
SVP Human Resources and Corporate Communications